Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-248840, 333-192254 and 333-184866 on Form S-3, and Registration Statement Nos. 333-181954 and 333-262052 on Form S-8 of our report dated March 9, 2022, relating to the financial statements of Fiesta Restaurant Group, Inc. appearing in this Annual Report on Form 10-K for the year ended January 1, 2023.

/s/ Deloitte & Touche LLP

Dallas, Texas
March 2, 2023